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                                                                      Exhibit 11

                               ALLIN CORPORATION

                   CALCULATION OF NET LOSS PER COMMON SHARE

                 (Dollars in thousands, except per share data)

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

                                 Three Months      Three Months      Six Months      Six Months
                                    Ended             Ended            Ended           Ended
                                   June 30,          June 30,         June 30,        June 30,
                                     1999              2000            1999            2000
                              ----------------- ----------------  --------------  ---------------
Net loss                      $       (1,016)   $       (1,059)   $     (1,868)   $     (1,040)
Accretion and dividends on
 preferred stock                         294               154             394             307
                              --------------    --------------    ------------    ------------
Net loss attributable to
 common shareholders          $       (1,310)   $       (1,213)   $     (2,262)   $     (1,347)
                              --------------    --------------    ------------    ------------
Net loss per common share
 attributable to common
 shareholders - basic and
 diluted                      $        (0.22)   $        (0.20)   $      (0.38)   $      (0.22)
                              --------------    --------------    ------------    ------------
Weighted average common
 shares outstanding
 during the period                 5,988,063         6,010,973       5,988,063       6,006,746

Effect of restricted
 common stock                        (18,901)              ---         (18,901)            ---
                              --------------    --------------    ------------    ------------
Shares used in calculating
 net loss per common
 share                             5,969,162         6,010,973       5,969,162       6,006,746
                              ==============    ==============    ============    ============
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